Exhibit 99.1

Contact: Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Second Quarter Earnings of $0.26 per share versus $0.26 in the Prior Year

BRISBANE, CALIF. — January 31, 2008 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 5, 2008.

Net sales for the second quarter of fiscal 2008 were $203.3 million, up 3.3% from $196.8 million reported for the second quarter a year ago. As previously reported, same store sales for the quarter ended January 5, 2008 decreased 7.9% compared to an increase of 5.5% in the prior year.

Gross margin as a percentage of net sales decreased to 46.2% in the second quarter of fiscal 2008, compared to 47.9% in the second quarter of fiscal 2007.  The decrease in gross margin as a percentage of net sales from the prior year of 1.7% was primarily due to higher markdowns and unfavorable occupancy leverage partially offset by a reduction in raw material reserves.

SG&A expenses for the second quarter of fiscal 2008 were $62.8 million, or 30.9% of net sales, compared to $58.9 million, or 30.0% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to higher total compensation expense as a result of timing differences associated with stock based compensation and the recording of a small provision for bonuses in the current year verses a reversal of the bonus accrual in the prior year partially offset by lower advertising.

Operating income for the second quarter of fiscal 2008 was $31.2 million or 15.3% of net sales, compared to $35.4 million or 17.9% of net sales for the same period of the prior year. Net earnings for the second quarter were $23.4 million compared to $24.3 million for the same period of the prior year. Diluted earnings per share for the second quarter were $0.26 versus $0.26 per share in the same period of fiscal 2007.

The effective tax rate for the second quarter of fiscal 2008 decreased to 33.8% from 35.9% in the second quarter of fiscal 2007 primarily due to an increase in tax free interest income as a percent of total pretax income and an increase in our allowable domestic manufacturing deduction during the current year.

Net sales for the year-to-date period ended January 5, 2008 were $364.4 million, up 3.0% from $353.9 million for the year-to-date period ended December 30, 2006.  Same store sales for the year-to-date period ended January 5, 2008 decreased 8.5% compared to an increase of 8.6% in the prior year.

Net earnings for the year-to-date period ended January 5, 2008 were $38.7 million compared to $44.7 million in the prior year.  Diluted earnings per share for the year-to-date period ended January 5, 2008 were $0.42 compared to $0.47 per share in the prior year.

During the quarter ended January 5, 2008, the Company opened eleven stores, including six bebe stores and five BEBE SPORT stores and expanded one existing bebe store resulting in total square footage growth of 4%.

For the year-to-date period the Company’s capital expenditures were approximately $18 million and depreciation expense was approximately $10.8 million.

For the third quarter of fiscal 2008, the Company anticipates comparable store sales will be in the negative mid-single digit range and earnings per share will be in the range of $0.08 to $0.12 per share based on 91 million diluted weighted average shares outstanding, which reflect the reduction of 5 million shares repurchased in the first fiscal quarter, versus $0.14 per share based on 95 million diluted weighted average shares outstanding in the third quarter of fiscal 2007, which includes fourteen weeks or approximately $.02 of net earnings per share associated with the extra week in January. The Company is currently anticipating an effective tax rate of 35.0% for the third quarter of fiscal 2008.

For the third quarter of fiscal 2008, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the third quarter of fiscal 2007 in the low to mid-single digit range.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, BEBE SPORT, bbsp and bebe O brand names. bebe currently operates 286 stores, of which 204 are bebe stores, 20 are bebe outlet stores, 61 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	January 5,	December 30,
	2008	2006
Assets

Cash and equivalents	$69,395	$67,461
Short-term marketable securities	296,050	314,467
Inventories, net	46,242	46,343
Total current assets	439,823	450,859
Property and equipment, net	123,611	102,557
Total assets	$592,886	$571,295

Liabilities and Shareholders’ Equity

Total current liabilities	$66,486	$71,389
Total liabilities	115,323	108,247
Total shareholders’ equity	477,563	463,048
Total liabilities and shareholders’ equity	$592,886	$571,295

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	Jan. 5,		Dec. 30,		Jan. 5,		Dec. 30,
	2008	%	2006	%	2008	%	2006	%

Net sales	$203,329	100.0%	$196,802	100.0%	$364,411	100.0%	$353,861	100.0%
Cost of sales, including production and occupancy	109,328	53.8	102,457	52.1	193,896	53.2	180,229	50.9

Gross margin	94,001	46.2	94,345	47.9	170,515	46.8	173,632	49.1
Selling, general and administrative expenses	62,755	30.9	58,948	30.0	118,935	32.6	109,239	30.9

Operating income	31,246	15.3	35,397	17.9	51,580	14.2	64,393	18.2
Interest and other income, net	4,058	2.0	2,497	1.3	7,753	2.1	5,670	1.6

Income before income taxes	35,304	17.3	37,894	19.2	59,333	16.3	70,063	19.8
Income tax provision	11,936	5.9	13,621	6.9	20,587	5.6	25,363	7.2

Net earnings	$23,368	11.4%	$24,273	12.3%	$38,746	10.7%	$44,700	12.6%

Basic earnings per share	$0.26		$0.26		$0.43		$0.48
Diluted earnings per share	$0.26		$0.26		$0.42		$0.47

Basic weighted average shares outstanding	88,712		92,833		90,697		92,406
Diluted weighted average shares outstanding	90,167		95,184		92,173		94,835

Number of stores open at beginning of period	279		248		273		242
Number of stores opened during period	11		10		17		16
Number of stores closed during period	0		0		0		0
Number of stores open at end of period	290		258		290		258

Number of stores expanded/relocated during period(*)	1		2		2		4

Total square footage at end of period (000’s)	1,051		937		1,051		937

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.

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